EXHIBIT 99.1

S&W SEED COMPANY ANNOUNCES

FISCAL 2011 FIRST QUARTER RESULTS

FIVE POINTS, Calif — (PR NEWSWIRE) — November 15, 2010 — S&W Seed Company (NasdaqCM:SANW) today announced its financial results for the fiscal first quarter ended September 30, 2010.

Financial Highlights When Comparing Three Months Ended September 30, 2010 to Three Months Ended September 30, 2009:

•                  Total revenues declined 43% to $933,143 from $1,633,772.

•                  Revenues from seed sales totaled $679,126, a 40% decrease from $1,132,790.  The decline was due to a $749,552 decrease in alfalfa seed sales to the Company’s distributor, Genetics International, who sells into the Saudi Arabian market.  It is believed that Saudi Arabian sales are being impacted by reduced pricing of alfalfa seed in that region by other distributors that are under financial pressure, which, in turn, negatively affected S&W’s distributor’s sales efforts in the fiscal first quarter.  S&W and Genetics International agree that it is not in their long-term interest to participate in the “commodity type” price discounting that is occurring within certain markets, namely Saudi Arabia, due to what they believe are temporary factors.

•                  Excluding sales to Genetics International, S&W’s alfalfa seed revenues climbed $295,888, or 86%, on a comparable quarter-over-quarter basis despite prevailing industry dynamics that have negatively affected the U.S. hay farming sector over the past two years.

•                  Due largely to the timing of the 2010 harvest, which occurred later in the first quarter of the current year compared to last year, revenues from seed cleaning and processing were down 49% to $254,018 from $500,982.  However, the Company expects its seed milling revenues to first normalize and then increase following planned expansion initiatives being implemented at its processing plant over the next several quarters.

•                  Total operating expenses rose 238% to $728,231 from $215,191.  The increase was largely attributable to higher expenses relating to the expansion of the Company’s sales, marketing and support teams; increased investment in advertising and marketing initiatives; ongoing investment in the development of S&W’s new U.S. stevia initiative; ongoing costs of developing new alfalfa seed varieties; and the costs associated with becoming a fully reporting, publicly traded company.

•                  The net loss was $254,079, or $0.04 loss per basic and diluted common share, compared to net income of $528,256, or 0.18 earnings per basic and diluted common share.

As of September 30, 2010, current assets totaled $16.89 million; working capital was $12.25 million; there was zero long term debt and stockholders’ equity totaled $15.04 million.

According to Mark Grewal, Chief Executive Officer of S&W, “Farming has been impacted by local factors, such as water shortages, as well as international developments involving commodities and the US dollar. The prices of commodities, like cotton, corn and wheat, which compete with alfalfa for acreage, have increased dramatically and, in some cases, have hit all time record highs.  On the other hand, the economic recovery of the U.S. dairy industry — since 2009, the industry has been experiencing its worst downturn since the Great Depression — has lagged behind the rest of agricultural in returning to profitability. As a consequence, farmers have recently responded by reducing the farming acreage formerly dedicated to alfalfa hay planting. This poses near term sales challenges for S&W in the domestic market, but presents the possibility of a developing shortage (and pricing power) for our alfalfa seed varieties to occur in the near future.  In short, the supply of alfalfa hay to western U.S. dairy, horse, sheep and cattle farms, as well as export markets, will drop, thereby driving increases in price for alfalfa hay, which could bode very well for S&W in future periods. Historically, our domestic alfalfa seed business has been a seasonal one, with sales concentrated primarily in September, October and November when our customers are planting their fields, however, in 2011, we believe that sales will be higher than normal for spring planting.”

“S&W’s growth strategies remain well defined and are being executed,” stated Grewal.  “Some of the same factors that have impacted us domestically also impacted our distributor Genetics International’s business in Saudi Arabia.  However, Genetics International and we share the belief that supplies of non-proprietary seed will drop in 2011 while alfalfa prices will rise due to scarcity, prompting increased demand for alfalfa seed in Saudi Arabia and other international markets serviced by Genetics International.   Ultimately, we expect to see the international market be a major contributor to our revenue growth.  To that end, we are making important strides towards diversifying and expanding our seed products and service offerings to Southern Hemisphere markets to smooth out sales to the extent possible.”

“As recently reported, our U.S. stevia initiative is indeed making solid progress,” continued Grewal.  “We expect to have stevia plants in initial commercial production, in the field, in early 2011 with the first of up to three cuttings occurring during the first half of the calendar year.  Although this will enable us to book stevia leaf sales in the current fiscal year, we will not begin to realize meaningful revenue traction from this exciting new endeavor until fiscal 2012.   Nonetheless, the future of our new stevia business is looking very promising and should ultimately become a valuable growth driver for our Company.  With respect to our seed milling operations, we are currently underutilizing our current capacity, giving us ample room to grow this business unit in the future.   In fact, we are planning to make necessary modifications to a section of our plant to allow for the desiccation and bundling of stevia and we are exploring the possible benefits of adding a GMO processing line in the event that U.S. regulatory authorities permit the sale of ‘Roundup Ready’ alfalfa in the U.S.”

Concluding, Grewal noted, “Fiscal 2011 is going to be an important year for S&W — one in which we intend to build a platform on which we can grow our business.  S&W will aggressively seek out opportunities that can materially increase our share of the alfalfa seed market on a worldwide basis, not only by organic growth, but also by product and company acquisitions, if and when attractive situations materialize.”

For more detailed information regarding S&W’s Fiscal 2010 year end results, please refer to the related 10-Q which will be filed with the U.S. Securities and Exchange Commission on or about November 15, 2010.

FINANCIAL CHARTS TO FOLLOW

S&W SEED COMPANY

CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30,	June 30,
	2010	2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,176,785	$7,830,517
Accounts receivable, net	2,463,746	2,114,868
Inventories, net	6,828,090	2,714,183
Prepaid expenses and other current assets	128,995	75,901
Income tax receivable	289,045	184,488
TOTAL CURRENT ASSETS	16,886,661	12,919,957

Property, plant and equipment, net of accumulated depreciation	2,258,850	2,110,503
Other intangibles, net	537,112	548,674
TOTAL ASSETS	$19,682,623	$15,579,134

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$3,382,581	$294,477
Accounts payable - related party	1,230,711	1,782
Accrued expenses and other current liabilities	25,635	31,348
TOTAL CURRENT LIABILITIES	4,638,927	327,607

TOTAL LIABILITIES	4,638,927	327,607

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	$—	$—
Common stock, $0.001 par value; 50,000,000 shares authorized; 5,800,000 issued and outstanding at September 30, 2010 and June 30, 2010	5,800	5,800
Additional paid-in capital	14,528,779	14,482,531
Retained earnings	509,117	763,196
TOTAL STOCKHOLDERS’ EQUITY	15,043,696	15,251,527
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,682,623	$15,579,134

S&W SEED COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	September 30,
	2010	2009

Revenue	$933,143	$1,633,772

Cost of revenue	561,820	815,169

Gross profit	371,323	818,603

Operating expenses
Selling, general and administrative expenses	534,562	150,443
Research and development expenses	134,278	12,736
Depreciation and amortization	59,391	52,012

Total operating expenses	728,231	215,191

Income (loss) from operations	(356,908)	603,412

Other (income) expense
Loss on sale of fixed assets	5,706	—
Interest (income) expense, net	(3,978)	16,461

Net income (loss) before income tax benefit	$(358,636)	$586,951

Income tax (benefit) expense	(104,557)	—

Net income (loss) including noncontrolling interests	$(254,079)	$586,951
Net income attributable to noncontrolling interests	—	58,695
Net income (loss) attributable to S&W Seed Company	$(254,079)	$528,256

Net income (loss) attributable to S&W Seed Company per common share:
Basic	$(0.04)	$0.18
Diluted	$(0.04)	$0.18

Weighted average number of common shares outstanding:
Basic	5,800,000	3,000,000
Diluted	5,800,000	3,000,000

S&W SEED COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	September 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) including noncontrolling interests	$(254,079)	$586,951
Adjustments to reconcile net income (loss) from operating activities to net cash provided by (used in) operating activities
Accretion of acquisition purchase obligation	—	8,994
Stock based compensation	46,248	—
Depreciation and amortization	59,391	52,012
Loss on disposal of fixed assets	5,706	—
Changes in:
Accounts receivable	(348,878)	(241,184)
Inventories	(4,113,907)	(5,260,372)
Prepaid expenses and other current assets	(53,094)	3,849
Income tax receivable	(104,557)	—
Accounts payable	3,086,322	5,877,678
Accounts payable - related party	1,230,711	—
Accrued expenses and other current liabilities	(5,713)	30,519
Net cash provided by (used in) operating activities	(451,850)	1,058,447

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(206,382)	(194)
Proceeds from disposal of property, plant and equipment	4,500	—
Net cash used in investing activities	(201,882)	(194)

CASH FLOWS FROM FINANCING ACTIVITIES
Withdrawals by owners	—	(47,144)
Borrowing (repayments) on revolving credit loan	—	(975,682)
Net cash provided by financing activities	—	(1,022,826)

NET INCREASE OR (DECREASE) IN CASH	(653,732)	35,427

CASH AND CASH EQUIVALENTS, beginning of the period	7,830,517	367

CASH AND CASH EQUIVALENTS, end of period	$7,176,785	$35,794

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$—	$7,467
Income taxes	—	—

About S&W Seed Company

Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a global leader in warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials.  S&W also offers seed cleaning and processing at its 40-acre facility in Five Points, California.  In fiscal 2010, the Company launched a business expansion initiative centered on mass producing stevia leaf in the U.S. in response to growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry.  For more information, please visit www.swseedco.com.

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.”  You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in the Company’s prospectus, dated May 3, 2010, 10-K for the fiscal year ended June 30, 2010, and other filings made by the Company with the Securities and Exchange Commission.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

Elite Financial Communications Group, LLC

Dodi B. Handy, President and CEO (Twitter: dodihandy)

FOR MEDIA: Kathy Addison, COO (Twitter: kathyaddison)

(407) 585-1080 or via email at SANW@efcg.net